Exhibit 99.1

NEXGEL Announces the Launch of MEDAGEL ClearComfort Hydrogel Patch

- ClearComfort Patches Prevent and Treat Blisters Using Advanced Hydrogel Technology -

LANGHORNE, Pa. – January 12, 2022 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: NXGL, NXGLW), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced the launch of its MEDAGEL ClearComfort Hydrogel Patch. The patches - using NEXGEL’s advanced hydrogel technology - prevent and treat foot blisters by comfortably insulating the skin from friction caused by rubbing and chafing in shoes.

The dynamic MEDAGEL ClearComfort Hydrogel Patches are available in a variety of shapes, including a customizable sheet that allows consumers to cut and create a perfect fit for their specific shoe needs. These patches are ideal for high-end footwear and will not leave a sticky residue on the shoe like other products. Additionally, the clear gel backing is not visible on any skin tone.

“The launch of our MEDAGEL ClearComfort Hydrogel Patches signifies our latest advancement within our MEDAGEL product portfolio, addressing an issue that affects millions of consumers around the world,” said Adam Levy, Chief Executive Officer of NEXGEL. “With multiple shapes, including those for shoe straps, heels and a customizable pad, consumers no longer have to suffer while breaking in new heels, running sneakers, or the like. Our proprietary hydrogel technology is designed to guard consumers’ skin, provide cushioning, and prevent blisters more comfortably and effectively than existing options.”

To purchase the patches, please visit Amazon.com.

About NEXGEL, INC.
NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. Alongside its strategic partners, NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Investor Contacts:

Valter Pinto / Nick Staab

KCSA Strategic Communications

212.896.1254 / 212.896.1254

valter@kcsa.com / nstaab@kcsa.com

Media Contacts:

Raquel Cona
KCSA Strategic Communications
212.896.1204

rcona@kcsa.com